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PRESS RELEASE                                             FOR IMMEDIATE RELEASE
                                                     Contact:  John G. Robinson
                                                      Telephone: (724) 684-6800

                         FEDFIRST FINANCIAL CORPORATION
               ANNOUNCES APPROVAL OF NEW STOCK REPURCHASE PROGRAM

      May 23, 2008, Monessen, PA. FedFirst Financial Corporation (NASDAQ
Capital: FFCO) today announced that the Company's board of directors approved a program to repurchase up to 140,000 shares of the Company's outstanding common stock, which is approximately 5% of outstanding shares held by persons other than FedFirst Financial Mutual Holding Company.

      Purchases under the program will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O'Neill & Partners, L.P. and will be based upon the parameters of the Rule 10b5-1 repurchase plan. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc.